Exhibit 99.1

Hercules Announces Strong Third Quarter Financial Results with $0.32 NII per Share and a $0.31 Quarterly Dividend

Second Consecutive Quarter of Net Investment Income “NII” Exceeding Dividend Distribution at 103% Coverage and Generating 12.9% Return on Average Equity “ROAE”

Q3 2016 Net Realized Gains of $7.9 Million

Q3 2016 Financial Highlights

•	$0.32 per share, or $23.8 million of Net Investment Income “NII”

•	New Equity and Debt Commitments of $178.0 million for Q3 2016

•	Total Gross Fundings of $130.7 million for Q3 2016

•	Total Investment Income of $45.1 million for Q3 2016

•	$0.34 per share, or $25.2 million of Distributable Net Operating Income “DNOI,” a non-GAAP measure

•	12.9% Return on Average Equity “ROAE” (NII/Average Equity) for Q3 2016

•	6.9% Return on Average Assets “ROAA” (NII/Average Assets) for Q3 2016

•	Net Asset Value “NAV” increased to $9.86 from $9.66, up 2.1% from Q2 2016

•	14.6% GAAP Effective Yields

•	$264.0 million of available liquidity for future portfolio and earnings growth, subject to existing terms and covenants

•	62.7% Regulatory Leverage for Q3 2016, as compared to 67.5% at Q2 2016

Year-to-date 2016 Financial Highlights

•	Net Investment Income “NII” of $67.2 million for nine months ending Q3 2016, or $0.91 per share, an increase of 25.8%, as compared to $53.4 million for nine months ending Q3 2015, or $0.76 per share

•	New Equity and Debt Commitments of $603.0 million

•	Total Gross Fundings of $461.5 million

•	Total Investment Income of $127.6 million

PALO ALTO, Calif., November 3, 2016 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the third quarter ended September 30, 2016.

The Company also announced that its Board of Directors has declared a third quarter cash dividend of $0.31 per share, that will be payable on November 21, 2016, to shareholders of record as of November 14, 2016.

“Our strong third quarter financial results are a testament to our differentiated business model within the BDC industry,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “This proven model culminated in generating our second consecutive quarter of 103.0% NII coverage, appreciation in our NAV, strong and above average seasonal pace of new origination activities and consistent high investment yields while maintaining our historical exceptional credit underwriting and quality. In addition to the strong quarterly income and NII growth, our debt investment portfolio is now approaching our critical targeted inflection point of $1.35 billion, which assuming effective yields in excess of 13.5% (currently at 14.6%) and maintaining NII margins of 52.0% or better (currently 52.7%), we expect to generate NII income at or in excess of our existing “dividend” distribution of $0.31 and find ourselves in a very advantageous position of having a substantial and growing war chest of undistributed earnings spillover rolling into 2017, assuming no unexpected credit events before year end.”

Henriquez continued, “Our team of investment professionals continues to deliver outstanding performance and results, as we pursue our proven ‘slow and steady’ march towards our desired target of a $1.30 to $1.35 billion debt investment portfolio, which we anticipate achieving by year-end or early January 2017, subject to market conditions and favorable market election outcomes. We ended Q3 with a debt investment portfolio of $1.28 billion, on a cost basis, slightly under our expected target for Q3 and impacted by higher than anticipated early repayments, however given our existing pipeline of signed term sheets, coupled with our current pipeline of transactions being evaluated, we believe that we are within striking distance of our targeted debt investment portfolio goal which should allow us to achieve or maybe even exceed our target of $1.35 billion by year-end or early January 2017, subject to market conditions.”

“Henriquez concluded, “Hercules has ample liquidity and is well positioned with a strong and liquid balance sheet, with nearly $264.0 million, or ‘dry powder’ for new investments. The company also has plenty of headroom to grow our regulatory leverage, which currently stands at 62.7%. Our ability to access multiple different sources of liquidity has afforded us a competitive advantage of maintaining a level of flexibility to grow our debt investment portfolio while many others find themselves unable to grow or gain access to either the debt or equity capital markets.”

Q3 2016 Review and Operating Results

Growth of Debt Investment Portfolio

Hercules had a seasonally strong Q3 2016, having successfully entered debt and equity commitments to thirteen (13) companies, five (5) of which were to new companies, totaling $178.0 million, and gross fundings of $130.7 million.

During the quarter, Hercules realized higher-than-anticipated unscheduled early principal repayments of $84.2 million, along with normal scheduled amortization of $32.4 million, or $116.6 million in total debt repayments.

Net debt investment portfolio growth during the third quarter, on a cost basis, was $20.0 million, slightly lower than our desired target, driven by a higher volume of unscheduled early principal repayments.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter, are highlighted below:

(dollars in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 6/30/16	$1,255.9	$70.2	$43.3	$1,369.4

New fundings(a)	129.9	—	0.8	130.7
Warrants not related to Q3 2016 fundings	—	—	0.1	0.1
Unscheduled paydowns(b)	(84.2)	—	—	(84.2)
Principal reduction on investments	(32.4)	—	—	(32.4)
Net changes attributed to conversions, liquidations, and fees	6.7	(1.1)	(1.0)	4.6

Net activity during Q3 2016	20.0	(1.1)	(0.1)	18.8

Balances at Cost at 9/30/16	$1,275.9	$69.1	$43.2	$1,388.2

Balances at Value at 6/30/16	$1,211.8	$65.9	$25.1	$1,302.8

Net activity during Q3 2016	20.0	(1.1)	(0.1)	18.8
Net change in unrealized appreciation / (depreciation)	(7.7)	4.0	2.7	(1.0)

Balances at Value at 9/30/16	$1,224.1	$68.8	$27.7	$1,320.6

(a)	New fundings amount includes $1.7 million total new fundings associated with revolver loans during Q3 2016.
(b)	Unscheduled paydowns include $6.4M paydown on revolvers during Q3 2016.

Weighted Average Debt Investment Portfolio Balance, at Cost

	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016
Ending Balance at Cost	$1,109.2	$1,152.3	$1,241.8	$1,255.9	$1,275.9
Weighted Average Balance	$1,152.9	$1,107.1	$1,180.1	$1,209.0	$1,236.0

As of September 30, 2016, 91.2% of the Company’s debt investments were in a “true first-lien” senior secured position.

Effective Portfolio Yield and Stable Core Portfolio Yield (“Core Yield”)

Effective Yields on our debt investment portfolio was 14.6% during Q3 2016, up slightly from the previous quarter of 14.4%, due to higher early pay-off activities. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early payoffs, as well as other activities, or one-time event fees. Our effective yields are materially impacted by elevated levels of unscheduled early principal repayments, and are derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were steady at 13.2% during Q3 2016, and well within our expected normalized levels of 12.5% to 13.5%. Hercules defines Core Yield as yields which generally exclude any benefits from income related to early debt repayments attributed to the acceleration of unamortized origination fees and income as well as prepayment fees, and includes income from expired commitments.

Income Statement

Total investment income for Q3 2016 was $45.1 million, compared to $47.1 million in Q3 2015. The decrease is primarily attributable to the decrease in unscheduled early debt repayment fees and accelerations.

Non-interest and fees expenses was down 23.8% to $11.2 million in Q3 2016 versus $14.7 million for Q3 2015. The decrease was primarily due to changes in variable compensation related to origination activities and stock-based compensation, and a slight decrease in general and administrative expenses.

Interest expense and financing fees were $10.1 million, compared to $8.9 million in Q3 2015. The increase was primarily due to the recent issuance of $141.9 million of our 6.25% 2024 Notes in Q2 2016, offset by the retirement of our Convertible Debt in Q2 2016.

Total operating expenses, which includes financing expenses, for Q3 2016, was $21.3 million, down 9.4%, compared to $23.5 million for Q3 2015.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 6.0% in Q3 2016 versus 5.6% during Q3 2015. The increase was primarily driven by the issuances of our 6.25% 2024 Notes above, offset by the retirement of our Convertible Debt within 2016.

NII – Net Investment Income

NII for Q3 2016 was up slightly to $23.8 million, or $0.32 per share, based on 74.1 million basic weighted average shares outstanding, compared to $23.6 million, $0.33 per share, based on much lower shares of 71.5 million basic weighted average shares outstanding in Q3 2015, compared to 74.1 million shares in Q3 2016. The increase is primarily attributable to the increase in the weighted average loan balance and the decrease in total operating expenses offset by decrease in unscheduled early debt repayment fees and accelerations compared to the prior year period.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q3 2016 was $25.2 million or $0.34 per share, compared to $25.8 million, or $0.36 per share, in Q3 2015. The slight decrease is primarily attributable to the increase in the weighted average loan balance offset by decrease in unscheduled early debt repayment fees and accelerations, as well as a slightly lower amount of stock-based compensation, compared to the prior year period.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Since Hercules’ first origination activities commencing in October 2004, the aggregate net realized gains/(losses) on investments, through September 30, 2016, totaled net ($3.4) million in cumulative total net losses, on a GAAP basis. When compared to cumulative new debt commitments during the same period of over $6.3 billion, the net cumulative realized gains/(losses) since inception represents approximately 5 basis points “bps” or 0.05% of 1.0% of cumulative debt commitments, or an effective approximate annualized loss rate of 0 bps or 0.00%.

Realized Gains/(Losses)

During Q3 2016, Hercules had net realized gains of $7.9 million, which consisted of gross realized gains of $9.4 million primarily from the partial sale of our investment in Box, Inc., and the sale or acquisitions of the Company’s holdings in three additional portfolio companies. These gains were partially offset by gross realized losses of ($1.5) million primarily from the write-off of one debt investment, and write-off of warrants and equity investments.

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/ (depreciation) in the investment portfolio is highlighted below:

	Three Months Ended September 30, 2016
(in millions)	Debt	Equity	Warrants	Total
Collateral Based Impairments	$(14.1)	$(0.1)	$(0.3)	$(14.5)
Reversals of Prior Period Collateral Based Impairments	1.3	—	—	1.3
Reversals due to Debt Payoffs & Warrant/Equity Sales	0.3	(4.7)	(2.0)	(6.4)

Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	0.3	6.5	(0.8)	6.0
Level 3 Assets	4.5	2.3	5.8	12.6

Sub-total Fair Value Market/Yield Adjustments	4.8	8.8	5.0	18.6

Total Unrealized Appreciation/(Depreciation)*	$(7.7)	$4.0	$2.7	$(1.0)

*	Excludes unrealized depreciation from escrow receivable and taxes payable

During Q3 2016, we recorded $1.0 million of net unrealized depreciation from our debt, equity and warrant investments. Approximately ($7.7) million was net unrealized depreciation on our debt investments which primarily relates to ($14.1) million of unrealized depreciation for collateral based impairments on 12 portfolio companies offset by the reversal of $1.3 million unrealized depreciation for prior period collateral based impairments on one portfolio company and $4.8 million of unrealized appreciation from our current market yield analysis related to industry performance.

Approximately $4.0 million was attributed to net unrealized appreciation on our equity investments which primarily relates to $6.5 million unrealized appreciation on our public equity portfolio with the largest concentration in our investment in Box, Inc. and $2.3 million of unrealized appreciation on our private portfolio companies related to portfolio company performance. Approximately $2.7 million was attributed to net unrealized appreciation on our warrant investments primarily due to $5.8 million of unrealized appreciation on our private portfolio companies offset by the reversal of approximately $2.0 million of unrealized appreciation upon being realized as a gain due to the acquisition of our warrant investments in two portfolio companies.

Liquidity and Capital Resources

The Company ended Q3 2016 with $264.0 million in available liquidity, including $69.0 million in unrestricted cash and cash equivalents, and $195.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

During Q3 2016, Hercules sold 2.1 million shares of common stock under its At-the-Market “ATM” equity distribution agreement, for total accumulated net proceeds of $26.5 million, all accretive to net asset value representing approximately $0.07 in NAV EPS.

Bank Facilities

As of September 30, 2016, Hercules has two committed credit facilities with Wells Fargo Capital Finance (“WFCF”), part of Wells Fargo & Company (NYSE: WFC) and Union Bank for $120.0 million and $75.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at September 30, 2016 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25% with no LIBOR floor.

Leverage

Hercules’ regulatory leverage, or debt to equity ratio, excluding our SBA debentures was 62.7%, as of September 30, 2016. Hercules’ GAAP leverage ratio, including our SBA debentures, was 87.9%, as of September 30, 2016.

Hercules has an SEC order granting it exemptive relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all its outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $281.3 million to its balance sheet, bringing the maximum potential leverage to $943.8 million, or 125.2% (1.25:1), as of September 30, 2016, if it had access to such additional leverage.

As of September 30, 2016, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 259.6%, excluding the SBIC debentures, as a result of our exemptive order from the SEC. This improved from 248.1% in Q2 2016, which was primarily due to the ATM equity distribution and paydowns on our securitization.

Available Unfunded Commitments – Representing only 5.8% of loan balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select Company’s portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of September 30, 2016, the Company had $73.9 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 5.8% of Hercules’ debt investment balance, at cost.

Existing Pipeline and Signed Term Sheets

Hercules finished Q3 2016 with $55.0 million in signed non-binding term sheets outstanding to six new and existing companies. Since the close of Q3 2016 and as of October 31, 2016, Hercules closed debt and equity commitments of $40.0 million to new and existing portfolio companies, and funded $51.1 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of September 30, 2016, the Company’s net assets were $753.6 million, compared to $717.8 million at the end of Q2 2016.

As of September 30, 2016, net asset value per share was $9.86 on 76.4 million outstanding shares, compared to $9.66 on 74.3 million outstanding shares as of June 30, 2016, up 2.1%. The change in NAV per share was primarily attributed to the change in unrealized depreciation in the third quarter and the accretive issuance of equity under our ATM program above NAV, which added approximately $0.07 to NAV.

Portfolio Asset Quality

As of September 30, 2016, the weighted average grade of the debt investment portfolio, on a cost basis, was 2.32, compared to 2.33 as of September 30, 2015 and 2.11 as of June 30, 2016, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, thereby increasing our Grade 3 rated investments.

Our policy is to lower the grading on our portfolio companies as they approach the point in time when they will require additional equity capital. Additionally, we may downgrade our portfolio companies if they are not meeting our financing criteria or are underperforming relative to their respective business plans. Various companies in our portfolio will require additional funding in the near term or have not met their business plans and therefore have been downgraded until their funding is complete or their operations improve.

The change in weighted average investment grading as of September 30, 2016 from June 30, 2016 is due to eight portfolio companies being removed from Grade 1 through Grade 2, and mostly added to Grade 3.

As of September 30, 2016, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q3 2015 - Q3 2016 ($ in millions)

	Q3 2015		Q4 2015		Q1 2016		Q2 2016		Q3 2016
Grade 1 - High	198.7	18.4%	215.2	19.4%	287.4	23.8%	328.1	27.1%	269.8	22.0%
Grade 2	636.5	59.1%	759.3	68.4%	636.0	52.7%	602.9	49.8%	516.5	42.3%
Grade 3	99.0	9.2%	44.8	4.0%	202.2	16.8%	226.9	18.7%	372.0	30.4%
Grade 4	59.7	5.5%	34.2	3.1%	40.4	3.4%	43.0	3.5%	40.8	3.3%
Grade 5 - Low	83.7	7.8%	56.7	5.1%	39.7	3.3%	10.9	0.9%	25.1	2.0%

Weighted Avg.	2.33		2.16		2.17		2.11		2.32

As of September 30, 2016, the Company had six debt investments on non-accrual with a cumulative investment cost and approximate fair value of $46.2 million and $9.3 million, respectively, or 3.3% and 0.7% as a percentage of our total investment portfolio at cost and value, respectively. As of June 30, 2016, the Company had six debt investments on non-accrual with cumulative investment cost and fair value of approximately $34.5 million and $2.8 million, respectively.

	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016
Total Investments at Cost	$1,200.0	$1,252.3	$1,344.3	$1,369.4	$1,388.2
Loans on non-accrual as a % of Total Investments at Value	2.7%	1.9%	2.1%	0.2%	0.7%
Loans on non-accrual as a % of Total Investments at Cost	4.1%	3.8%	3.7%	2.5%	3.3%

High Asset Sensitivity - Expected Increase in PRIME Rate Will Benefit Hercules Significantly - Will Help Drive Earnings Growth

We are well positioned and have constructed a very asset sensitive debt investment portfolio and have structured our debt borrowings for any eventual increases in market rates that may occur in the near future, with 92.9% of our debt investment portfolio being priced at floating interest rates or floating interest rates as of September 30, 2016, with a Prime or LIBOR-based interest rate floor, which coupled with 100% of our outstanding debt borrowings bearing fixed interest rates, would potentially lead to higher net investment income to our shareholders.

Based on our Consolidated Statement of Assets and Liabilities as of September 30, 2016, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as prime rate, assuming no changes in our debt investments and borrowings.

We expect each 25 bps increase in the Prime Rate to contribute approximately $1.8 million, or $0.02 per share, of net investment income.

(in thousands) Basis Point Change	Interest Income	Interest Expense	Net Income	EPS(1)
25	$1,848	$—	$1,848	$0.02
50	$3,695	$—	$3,695	$0.05
75	$5,543	$—	$5,543	$0.07
100	$7,391	$—	$7,391	$0.10
200	$17,693	$—	$17,693	$0.24
300	$29,107	$—	$29,107	$0.39

(1)	EPS calculated on basic weighted shares outstanding of 74,122

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 53 portfolio companies with a fair value of $68.8 million and a cost basis of $69.1 million as of September 30, 2016. On a fair value basis, 30.8% or $21.2 million is related to existing public equity positions, primarily concentrated in Box, Inc., which had a fair value of $10.2 million, compared to a cost basis of $4.8 million, at September 30, 2016. As of September 30, 2016, the potential unrealized gain in Box was approximately $5.4 million, or $0.07 in EPS.

Warrant Portfolio

Hercules held warrant positions in 138 portfolio companies with a fair value of $27.7 million and a cost basis of $43.2 million as of September 30, 2016. Hercules’ historical realized gross warrant/equity multiples generally range from 1.0x to 29.2x, with an average historical gross warrant/equity multiple of 3.74x and a weighted average fully realized internal rate of return (“IRR”) of approximately 24.2%.

Portfolio Company IPO and M&A Activity in Q3 2016

IPO Activity

1.	In July 2016, Hercules’ portfolio company, TPI Composites, Inc., (NASDAQ: TPIC) completed its IPO and raised $69.0 million by offering 6.25 million shares of its common stock at $11.00 per share.

2.	As of September 30, 2016, Hercules held warrant and equity positions in four (4) portfolio companies that had filed Registration Statements in contemplation of a potential IPO, including:

•	Four companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

1.	Celator Pharmaceuticals, Inc. (NASDAQ: CPXX), a pharmaceutical company developing new and more effective therapies to treat cancer, was acquired by Jazz Pharmaceuticals, Inc. (NASDAQ: JAZZ), an international biopharmaceutical company focused on improving patients’ lives by identifying, developing and commercializing meaningful products that address unmet medical needs, for $30.25 per share. The transaction closed on July 12, 2016. Hercules initially committed $15.0 million in venture debt financing to Celator Pharmaceuticals in May 2014. The Company recognized a net realized gain of approximately $1.5 million from the sale of shares, generating a fully realized IRR of approximately 19.8% from its loan repayments and equity/warrant gains.

2.	ReachLocal, Inc. (NASDAQ: RLOC), a leader in powering online marketing, helping local businesses grow and operate their business better with leading technology and expert service, was acquired by Gannett Co., Inc., (NYSE: GCI), a next-generation media company committed to strengthening communities across the company’s network, for $4.60 per share in cash, via a tender offer. The transaction closed on August 9, 2016. Hercules initially committed $25.0 million in venture debt financing to ReachLocal in April 2015. The Company recognized a net realized gain of $610,000 from the transaction, generating a fully realized IRR of approximately 24.1% from its loan repayments and equity/warrant gains.

3.	TouchCommerce, a technology partner and leader in digital customer service and engagement solutions, was acquired by Nuance Communications, Inc. (NASDAQ: NUAN), a leading provider of voice and language solutions for businesses and consumers around the world, for $215.0 million in total consideration. The transaction closed on August 16, 2016. Hercules committed a total of $18.0 million in three (3) venture debt financings to TouchCommerce beginning in June 2013. Hercules held warrants for 2.3 million shares of Preferred Series E stock, as of June 30, 2016, which represents a realized gain of approximately $698,000 and an unrealized gain of approximately $770,000, excluding any market discounts as of the closing price of $14.50 for Nuance Communications on September 30, 2016.

4.	IronPlanet, a leading online marketplace for used heavy equipment and other durable assets, announced that it had entered into a definitive agreement on August 29, 2016 under which Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA), the world’s largest industrial auctioneer and a leading equipment distributor, is expected to acquire IronPlanet for approximately US $758.5 million, subject to customary closing adjustments. Hercules initially committed $37.5 million in venture debt financing to IronPlanet in October 2014. Hercules currently holds warrants for 1.2 million shares of Preferred Series D stock, as of September 30, 2016.

Dividends

The Board of Directors has declared a third quarter cash dividend of $0.31 per share. This dividend would represent the Company’s 45th consecutive dividend declaration since its IPO, bringing the total cumulative dividend declared to date to $12.47 per share. The following shows the key dates of our third quarter 2016 dividend payment:

Record Date            November 14, 2016

Payment Date          November 21, 2016

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, the Company’s Board of Directors may choose to pay an additional special dividend, or fifth dividend, so that the Company may distribute approximately all of its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future dividend payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the dividends declared during the quarter ended September 30, 2016, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2016 distributions to stockholders will actually be.

Subsequent Events

1.	As of October 31, 2016, Hercules has:

a.	Closed debt and equity commitments of $40.0 million to new and existing portfolio companies, and funded $51.1 million since the close of the third quarter.

b.	Pending commitments (signed non-binding term sheets) of $150.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)

January 1 – September 30, 2016 Closed Commitments(a)	$603.0
Q4-16 Closed Commitments (as of October 31, 2016)(a)	$40.0
Total Year-to-date 2016 Closed Commitments (a)	$643.0
Q4-16 Pending Commitments (as of October 31, 2016) (b)	$150.0
Year-to-date 2016 Closed and Pending Commitments	$793.0

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.	Subsequent to September 30, 2016 and as of October 31, 2016, the Company sold 786,000 shares of common stock for total accumulated net proceeds of approximately $10.6 million under its ATM equity distribution agreement. As of October 31, 2016 approximately 2.4 million shares remain available for issuance and sale under the equity distribution agreement.

3.	On October 11, 2016, the Company entered in an At-the-Market “ATM” Debt Distribution Agreement, pursuant to which we may offer for sale, from time to time, up to $150.0 million in aggregate principal amount of 6.25% notes due 2024 through FBR Capital Markets & Co. acting as our sales agent. As of October 31, 2016 the Company sold 137,250 bonds for total gross proceeds of approximately $3.5 million.

4.	In October 2016, Napo Pharmaceuticals, a company that focuses on the development and commercialization of proprietary pharmaceuticals for the global marketplace in collaboration with local partners, signed a non-binding letter-of-intent (“LOI”) to merge with Hercules’ portfolio company Jaguar Animal Health, Inc. (NASDAQ: JAGX)

Conference Call

Hercules has scheduled its third quarter 2016 financial results conference call for November 3, 2016 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 93820644 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 93820644.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.3 billion to over 360 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of:

•	7.00% Unsecured Notes due April 2019 (NYSE: HTGZ)

•	7.00% Unsecured Notes due September 2019 (NYSE: HTGY)

•	6.25% Unsecured Notes due July 2024 (NYSE: HTGX)

Forward-Looking Statements

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	September 30, 2016	December 31, 2015
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,352,633 and $1,238,539, respectively)	1,309,696	1,192,652
Control investments (cost of $22,285 and $0, respectively)	4,991	—
Affiliate investments (cost of $13,326 and $13,742, respectively)	5,923	7,986

Total investments, at value (cost of $1,388,244 and $1,252,281, respectively)	1,320,610	1,200,638
Cash and cash equivalents	69,012	95,196
Restricted cash	8,980	9,191
Interest receivable	10,861	9,239
Other assets	9,961	9,720

Total assets	$1,419,424	$1,323,984

Liabilities
Accounts payable and accrued liabilities	$16,649	$17,241
Long-Term Liabilities (Convertible Senior Notes), net (principal of $0 and $17,604) (1)	—	17,478
Wells Facility	—	50,000
2021 Asset-Backed Notes, net (principal of $117,004 and $129,300, respectively) (1)	115,531	126,995
2019 Notes, net (principal of $110,364 and $110,364, respectively) (1)	108,659	108,179
2024 Notes, net (principal of $244,945 and $103,000, respectively) (1)	237,663	100,128
Long-Term SBA Debentures, net (principal of $190,200 and $190,200, respectively) (1)	187,333	186,829

Total liabilities	$665,835	$606,850

Net assets consist of:
Common stock, par value	77	73
Capital in excess of par value	802,521	752,244
Unrealized depreciation on investments(2)	(68,880)	(52,808)
Accumulated realized gains on investments	31,420	27,993
Distributions in excess of net investment income	(11,549)	(10,368)

Total net assets	$753,589	$717,134

Total liabilities and net assets	$1,419,424	$1,323,984

Shares of common stock outstanding ($0.001 par value, 200,000,000 and 100,000,000 authorized, respectively)	76,400	72,118
Net asset value per share	$9.86	$9.94

(1)	The Company’s SBA Debentures, 2019 Notes, 2024 Notes, 2021 Asset-Backed Notes, and Convertible Senior Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.
(2)	Amounts include $1.2 million and $1.2 million, respectively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, estimated taxes payable and Citigroup warrant participation agreement liabilities.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Investment income:
Interest income
Non-control/Non-affiliate investments	$39,907	$40,256	$115,887	$105,861
Control investments	15	—	$15	—
Affiliate investments	30	83	145	278

Total interest income	39,952	40,339	116,047	106,139

Fees
Non-control/Non-affiliate investments	5,149	6,793	11,531	11,611
Control investments	1	—	1	—
Affiliate investments	—	—	—	1

Total fees	5,150	6,793	11,532	11,612

Total investment income	45,102	47,132	127,579	117,751
Operating expenses:
Interest	8,717	7,818	23,306	23,243
Loan fees	1,432	1,072	3,698	4,166
General and administrative	4,114	4,504	12,095	12,190
Employee compensation:
Compensation and benefits	5,621	7,969	15,637	17,621
Stock-based compensation	1,442	2,179	5,616	7,166

Total employee compensation	7,063	10,148	21,253	24,787

Total operating expenses	21,326	23,542	60,352	64,386
Loss on debt extinguishment (Long-Term Liabilities — Convertible Senior Notes)	—	—	—	(1)

Net investment income	23,776	23,590	67,227	53,364
Net realized gain on investments
Non-control/Non-affiliate investments	7,870	6,366	3,427	8,424

Total net realized gain on investments	7,870	6,366	3,427	8,424

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(1,387)	(25,032)	(11,005)	(34,585)
Control investments	—	—	(3,421)	—
Affiliate investments	553	(849)	(1,646)	1,543

Total net unrealized depreciation on investments	(834)	(25,881)	(16,072)	(33,042)

Total net realized and unrealized gain (loss)	7,036	(19,515)	(12,645)	(24,618)

Net increase in net assets resulting from operations	$30,812	$4,075	$54,582	$28,746

Net investment income before investment gains and losses per common share:
Basic	$0.32	$0.33	$0.91	$0.76

Change in net assets resulting from operations per common share:
Basic	$0.41	$0.05	$0.74	$0.40

Diluted	$0.41	$0.05	$0.74	$0.40

Weighted average shares outstanding
Basic	74,122	71,462	72,685	68,897

Diluted	74,157	71,496	72,702	69,123

Dividend distributions declared per common share:
Basic	$0.31	$0.31	$0.93	$0.93

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended September 30,
Reconciliation of Net Investment Income to DNOI	2016	2015
Net investment income	$23,776	$23,590
Stock-based compensation	1,442	2,179

DNOI	$25,218	$25,769

DNOI per share-weighted average common shares
Basic	$0.34	$0.36

Weighted average shares outstanding
Basic	74,122	71,462

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

September 30, 2016
Total Debt (Principal Outstanding)	$662,513
Cash and cash equivalents	(69,012)

Numerator: net debt (total debt less cash and cash equivalents)	$593,501

Denominator: Total net assets	$753,589
Net Leverage Ratio	78.8%

Net leverage ratio is calculated by deducting the outstanding cash at September 30, 2016 of $69.0 million from total debt of $662.5 million divided by our total equity of $753.6 million, resulting in a net leverage ratio of 78.8%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.